Exhibit 10.36

CONFIDENTIAL PORTIONS OMITTED

MANUFACTURING SERVICES AND SUPPLY AGREEMENT

BETWEEN

VENTURE CORPORATION LIMITED

AND

POWERWAVE TECHNOLOGIES, INC.

** INDICATES THAT CONFIDENTIAL PORTIONS ARE OMITTED AND FILED SEPARATELY WITH THE COMMISSION

TABLE OF CONTENTS

                  Section

                  Recitals

1.	Definitions
2.	Master Purchase Agreement/Purpose
3.	Scope of Services/Operating Model
4.	Term and Termination
5.	Nature of Agreement/Forecasts
6.	Ordering Process for Discreet Purchase Orders
7.	Shipping and Packing and Risk of Loss
8.	Quality Control and Inspection
9.	Non-Conforming Products, RMA Returns
10.	Warranties and Epidemic Failures
11.	Prices, Payment Terms, Invoicing
12.	Changes
13.	Weekly Releases, Rescheduling, Flexibility, Delivery Delays, and Performance
14.	Cancellation, Excess and Obsolete Materials
15.	New Product Introduction
16.	Tooling and Consigned Equipment
17.	IT Systems Support
18.	Strategic Suppliers and Approved Vendors
19.	Disaster Recovery Plan
20.	Force Majuere
21.	Industrial Property Rights
22.	Publicity
23.	Insurance
24.	Confidential Information
25.	Indemnification
26.	Limitations of Liability
27.	Governmental Compliance
28.	Miscellaneous

List of Exhibits.

A	Product Attachment
B	Quality Plan
C	Long Lead Time and NCNR Materials
D	NPI Procedures
E	Disaster Recovery Plan

Manufacturing Services and Supply Agreement

This Manufacturing Services and Supply Agreement (the “Agreement”) is entered into this 13th day of January, 2003 by and between Powerwave Technologies, Inc. (“Powerwave” or “Buyer”) and Venture Corporation Limited (“Seller” or “Venture.”)

Recitals

A. WHEREAS, Seller is engaged in contract manufacturing of electronic products that have applications in commercial markets. Seller desires to manufacture, test and deliver and service on behalf of Powerwave the Products described in this Agreement.

B. WHEREAS, Powerwave desires to purchase the Products manufactured by Seller specifically for Powerwave pursuant to the terms and conditions of this Agreement.

C. WHEREAS, Powerwave is relying upon Seller’s stated expertise and experience in providing services related to the manufacture, assembly, testing and delivery of high quality complex electronic assemblies.

D. WHEREAS, to avoid repetitive negotiations, the parties desire to enter into this Agreement establishing the terms and conditions which will be applicable to the contract manufacturing services to be provided by Seller.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Definitions.

A. “Material” shall mean any components and other materials comprising or comprised in Products.

B. “Product” means the printed circuit boards and other items listed on Exhibit A hereto (“Product Attachment.”)

C. “Order” or “Purchase Order” means a single purchase order or blanket purchase order submitted by Powerwave to Seller, subject to the terms of this Agreement.

D. “Product Requirements Specification” shall mean Bills of Materials, schematics, assembly drawings, process documentation, software, tooling provided by Powerwave, technical and functional information and processes, quality control, regulations, test specifications and procedures, product quality, and Approved Vendor lists for the Products, agency requirements, and packaging requirements.

E. “Delivery Date” means the date when Product is to be delivered to the designated delivery location as specified on Powerwave’s Orders.

F. “Project Plan” shall mean the plan mutually developed and agreed to by Powerwave and Seller for the purpose of preparing product and process for manufacture at Seller. The Project Plan will include a statement of work and development schedule, and any other information required to guide the development activity, such as resource assignments and responsibilities. These Project Plans will be developed on an as needed basis, but will generally be per Product to be manufactured by Seller.

G. “Business Days” shall mean those days, from Monday through Friday, which are not declared as national holidays in the countries where the Seller manufactures the Products.

H. “Calendar Days” shall mean all days, Sunday through Saturday, which appear on the calendar from January 1 through December 31 in the countries where the Seller manufactures the Products.

I. “Quality Plan” shall include all documentation, processes and procedures necessary to manufacture, inspect, and accept Products as well as delivery and service the Products. The Quality Plan includes (1) IQA inspection and ECO control of material, (2) manufacturing and process procedures, and (3) manufacturing process control and quality control systems.

J. “Acceptance of Product” are the quality audits and out of box audit (AOB) used by Seller as final acceptance for Products prior to shipping Products to Powerwave.

K. “Process Documentation” means documentation provided by Powerwave or developed by Seller to be used to manufacture Products including: bills of material, approved manufacturer list (AML), assembly drawings, line layouts, process documentation, quality and inspection plans, test processes, and packaging requirements.

L. “RMA” means a return material authorization to be provided by Seller to Powerwave.

M. “Affiliate” means with respect to a party hereto, a corporation that directly or indirectly controls, is controlled by or is under common control with that party.

N. “Intellectual Property” or “IP” means, throughout the world, all copyrights and any rights in the nature of copyright (including, without limitation, so called “neighboring rights,” database rights and other “sui generis” rights), all patents, utility models, design patents, registered designs and other design rights, trade secrets and other intellectual or industrial proprietary rights including, without limitation, the right to apply for, file or register any of the foregoing and rights under such applications, filings or registrations.

2. The Master Purchase Agreement/Purpose.

2.1 The purpose of this Agreement is to set forth the terms and conditions under which, during the term hereof, Seller shall manufacture certain Products. Unless otherwise agreed by both parties in writing, this Agreement applies to all Orders which Powerwave may place with the Seller for the Products during the term of this Agreement and any renewals thereof. The terms and conditions of this Agreement shall apply to any Order placed by Powerwave, whether or not this Agreement or its terms and conditions are expressly referenced in the Order. Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional conditions in any Order, sales acknowledgement, confirmation, correspondence or release shall be applicable to a transaction within the scope of this Agreement. Both parties agree that any terms on their purchase or sale documents used as releases hereunder which are in any way inconsistent with this Agreement (or the exhibits to the Agreement) shall be inapplicable and the terms of this Agreement shall govern. Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement from employees of the other party in connection with visits to its premises.

2.2 From time to time Powerwave or its Affiliates may wish to purchase services from Seller. Such services may include, but shall not be limited to: development, design, engineering, out-of-warranty repair, prototyping, distribution or other services as Powerwave may request and Seller may provide from time to time and which may be described in more detail in various statements of work or Orders. Unless otherwise agreed to in writing between the parties, Seller shall perform all Services in accordance with the terms and conditions set forth in this Agreement and at a mutually agreed upon price.

3. Scope of Services/Operating Model.

3.1 Seller shall manufacture, assemble, test and deliver Products that meet agreed to specifications provided by Powerwave. Seller will purchase material at lead-time per the Powerwave AML necessary to manufacture Products per Powerwave Orders and forecasts. It is Powerwave’s intention to involve Seller in the vendor selection process. Seller is responsible for all inventory management and quality control of Material used in the production of the Product. Seller agrees to provide incoming visual inspection and obtain certificates of compliance (C of C’s) where appropriate to ensure that only parts conforming to the component specification are used to manufacture products for Powerwave. Seller will be responsible for securing and maintaining sufficient plant and equipment and qualified assemblers, technicians and management to fulfill all obligations contained in the Agreement. Seller will provide detailed manufacturing and quality plans as agreed to between the parties that include a description of processes, equipment, data collection and reporting required to ensure Powerwave Products will meet the agreed to specifications. Seller agrees to support Product launch activities with technical support on design for manufacturability and testability, agency documentation and compliance, quality and project management support.

3.2 Both Seller and Powerwave will appoint one or more program managers for its respective project activities to act as commercial and technical liaisons with the other party. Each party will assign appropriate personnel, as it shall deem necessary in its sole discretion; provided, however, that each party shall use its reasonable commercial efforts to perform the activities for which, by the terms of this Agreement, it is responsible. Both parties shall provide manufacturing, test and quality engineering support, if needed, at each others facilities as mutually agreed upon. Seller agrees to work with Powerwave to further develop cross-company processes in the following functional areas: project management, supply chain planning, procurement, order management, manufacturing operations, logistics, quality control, documentation and ECO control, service operations and information technology (IT.) Seller and Powerwave shall meet once per calendar quarter at an agreed upon location to hold quarterly business reviews of the performance under this Agreement.

4. Term and Termination.

4.1 This Agreement shall become effective when signed by an authorized representative of Powerwave and Seller and the term of this Agreement is twenty four (24) months from the effective date. This Agreement will automatically renew for additional one (1) year terms after the expiration of the initial term unless either party receives from the other, at least six (6) months prior to the end of the initial term or any renewal term, written notice to terminate this Agreement at the end of the then current term.

4.2 This Agreement may be cancelled in whole or in part by either party by providing six (6) months advance written notice, provided, however, that the parties hereto may agree in writing to a shorter notice period. In the event of termination pursuant to this section 4.2: (a) termination of this Agreement will not prejudice accrued rights and liabilities (including payment for Product delivered) of either party; (b) on termination or other discharge of this Agreement, Seller, will following Powerwave’s request, deliver to Powerwave all Powerwave property; (c) Seller will stop work pursuant to this Agreement to the extent specified in the termination notice or as otherwise agreed to between the parties;

(d) Seller will terminate all subcontracts and orders that relate to terminated work; and (e) Seller will complete the work in progress for all non-terminated work.

4.3 Either Powerwave or Seller may terminate this Agreement upon the other party’s material breach of this Agreement, provided that (a) the non-breaching party first shall have sent written notice to the breaching party describing the breach in reasonable detail and requesting it be cured, (b) the breaching party does not cure the breach within sixty (60) days following its receipt of such notice and (c) following the expiration of the sixty-day cure period, the non-breaching party sends a second written notice to the breaching party indicating that the non-breaching party has terminated the Agreement. The following will be considered a material breach of this Agreement: (i) the failure of either party to perform or observe any material term, condition or covenant to be performed by it under this Agreement; or (ii) an unauthorized assignment of this Agreement.

4.4 Powerwave or Seller may terminate this Agreement immediately, if either party becomes insolvent or is declared bankrupt, or if a receiver and manager, liquidator, trustee in bankruptcy or other officer with similar powers is appointed over all or a substantial part of the assets of that party, or if that party files a proposal or notice of intention to make a proposal under the Bankruptcy and Insolvency Act or any similar law or any equivalent event occurs under any relevant jurisdiction. The termination of this Agreement will not affect any Order which has been dated and acknowledged prior to the effective date of termination.

4.5 Upon any termination, the parties will use commercially reasonable efforts to cooperate in the orderly wind down of operations of Powerwave, taking into account Powerwave’s need to avoid interruption of supply. Upon termination of this Agreement, the Seller agrees to meet in good faith with Powerwave to create and execute a transition plan which may include: (i) a transfer of all Materials at a price to be agreed upon; (ii) a transfer of all tooling and equipment bought specifically for Powerwave’s Product at a price to be agreed upon; (iii) transfer of all Powerwave’s tagged assets and any equipment bought on behalf of Powerwave; (iv) a schedule to complete the remaining Orders; and (v) any other items to be agreed upon between the parties. Subject to the Seller’s confidentiality obligations and security requirements, Powerwave may audit the Seller during the winding down of operations concerning any Powerwave tagged assets or any equipment bought on behalf of Powerwave.

5. Nature of Agreement; Forecasts. This Agreement does not create any obligation on the part of Powerwave to purchase any particular quantity or dollar amount of Products from Seller until an Order has been placed for the Products by Powerwave. Powerwave may periodically issue blanket purchase orders to cover the purchase of Products up to the maximum dollar amount or quantity specified on the blanket purchase order. Seller agrees that the quantities or dollar amounts listed on the blanket Purchase Order are the maximum quantities or dollar amounts of Products that can be purchased by Powerwave under the purchase order and are not commitments to buy any specific dollar amount or quantity of Products. Orders for Products only can be placed by Powerwave submitting a written purchase order or a release against a blanket purchase order. Seller should not rely on oral statements of Powerwave employees, as Powerwave only places orders for Products through written purchase orders or a release against a blanket purchase order. Subject to the terms of this Agreement, Powerwave may from time to time provide Seller with forecasts, such forecasts are for planning purposes only and shall not be considered a commitment by Powerwave to purchase the Product shown in the forecast, except as may otherwise be provided in this Agreement.

6. Ordering Process for Discreet Purchase Orders.

6.1 From time to time, Powerwave may place orders for discreet quantities of Products on scheduled delivery dates by issuing one or more discreet Purchase Orders. Seller shall not consider verbal orders as valid until Seller receives an approved written Purchase Order. The principal method of Seller delivery notification shall be weekly releases against blanket purchase orders as described in section 13 of this Agreement.

6.2 Seller will acknowledge receipt of Orders and the vendor delivery schedule report within two (2) Business Days after receipt and notify Powerwave of acceptance or non-acceptance of Orders and vendor delivery schedule report within three (3) Business Days of receipt. In case Seller’s confirmation of an Order or Seller’s invoice or Powerwave’s Orders contains terms and conditions which are in conflict with or attempt to amend this Agreement, such conflicting or additional terms and conditions shall be regarded as null and void, unless specifically accepted by Powerwave or Seller in writing.

7. Shipping and Packing and Risk of Loss.

7.1 Except as otherwise agreed, all Products sold to Powerwave are delivered Delivery Duties Paid (DDP) Santa Ana, California USA (Incoterms 2000). Seller shall follow Powerwave’s reasonable shipping instructions and use Powerwave’s recommended freight carriers. Seller will use its commercially reasonable efforts to timely ship the Product to meet the agreed Delivery Dates. If due to Seller’s failure to fulfill its obligations, the specified method of transportation will not permit Seller to meet the Delivery Date specified in an Order, the Products affected shall be shipped by air transportation or other expedient means acceptable to Powerwave and Seller will pay for any resulting increase in freight costs over the specified method of transportation. Shipments shall be made to the following location unless otherwise specified:

Powerwave Technologies, Inc.

1395 S. Lyon Street

Santa Ana, CA 92705

7.2 The following information shall be listed on all packing lists:

•	Blanket Purchase Order No.

•	Line Item

•	Powerwave Part No.

•	Seller Part No.

•	Date of Shipment.

•	Quantity

7.3 Tariff Provisions.

Seller shall make all shipments in conformity with governing tariff rules and regulations and packaging specifications, except where otherwise specifically required by provisions of this Agreement.

7.4 Routing Instructions.

Seller shall request prior routing instructions for delicate equipment or for emergency shipments. Seller shall not declare any value for carriage or insurance. Shipments shall be released to minimum value of governing classification or tariff, or insured for minimum value for tractability. Except where not feasible, Seller shall consolidate all shipments to the delivery point specified herein, for any one-day, on one bill of lading. Where multiple packages comprise a single shipment, Seller shall consecutively number each package (e.g., “1 of 3”).

7.5 Packing and Packaging.

Seller shall preserve, package, handle, and pack the Products so as to protect the Products from loss or damage, in conformance with good commercial practices, Powerwave’s specifications, government regulations and other applicable requirements. Seller shall be responsible for any Product damage caused by any failure to comply with packaging specifications. Seller shall provide a detailed packing list attached to each pallet or container enclosed in a weatherproof package marked “Packing Slip Inside.” The packing slip and other documentation shall bear the applicable PO number and shipping destination. Cartons or pallets shall be consistently labeled and facing the same direction. Seller shall be responsible for any loss or damage due to its failure to properly preserve, package, handle or pack the Products. Hazardous materials must be packed and labeled as required by the appropriate government and carrier regulations. Machined surfaces must be given special protection against rust, corrosion, or any physical damage. Where applicable, all sides of the package shall be stenciled, using waterproof ink, with the appropriate marks, in English, listed below:

— FRAGILE

— HANDLE WITH CARE

— THIS END UP (Stencil and arrow pointing up.)

If Buyer directs Seller to mark or label any Parts with a trade name, trademark, or logo owned or licensed by Powerwave, Seller shall apply the marking or labeling only on the quantity of Products and in the manner specified in Powerwave’s written instructions.

7.6 Delivery and Title.

Subject to the terms of this Agreement, if Seller makes any shipment more than four (4) Business Days prior to the scheduled delivery date by the specified method of transportation, Powerwave may delay processing the invoice until the delivery date. Seller warrants that, upon delivery of the Products to Powerwave, title will pass to Powerwave free and clear of all liens, claims, security interests or encumbrances and that no Products purchased hereunder shall be subject to any agreement under which any interest therein or encumbrance thereon is retained by any third party. If Seller and Powerwave mutually agree to implement a vendor managed inventory (“VMI”) program, Seller and Powerwave shall execute an amendment to this Agreement which contains the terms and conditions related to such VMI program.

8. Quality Control and Inspection.

8.1 Powerwave’s quality target is to accept only Products fully conforming to the Product Requirements Specification. Seller shall provide a formal Quality Plan for each Product that includes manufacturing process and capability metrics, product certification, in process and final test procedures, data collection, data reporting and quality control procedures for the manufacturing process that could be used to accept/reject Products. Quality plans must be agreed to prior to initial production shipments and shall include the items listed on Exhibit B and such other items as mutually agreed between Seller and Powerwave.

8.2 Seller shall manufacture the Products to the Process Documentation and quality control standards established by Powerwave and mutually agreed to by Seller and Powerwave. Seller shall inspect all Products prior to shipment to Powerwave to determine whether such Products meet the agreed upon process controls, test yields, end-of-line audits and out-of-box audits. Inspections will be held according to the following documents in order of precedence:

•	Powerwave Source Control Drawing

•	Powerwave Fabrication Drawing

•	Seller Generated Special Drawing

8.3 Seller shall keep and maintain manufacturing process inspection and test records for the manufacture of Powerwave’s Products, which shall be available for inspection for Powerwave and allow copies to be made and extracts to be taken and shall furnish any information which may be reasonably required by Powerwave with respect thereto.

8.4 Powerwave may also perform specific incoming inspection and out-of-box audits at its facilities to determine whether the Products meet the Product Requirements Specification. Such inspections shall be completed by Powerwave within ten (10) Calendar Days after delivery of Product to Powerwave. It is expressly agreed that inspections and/or payments prior to delivery will not constitute final acceptance. If the Products delivered do not meet the Product Requirements Specification, then Powerwave shall have the rights as specified in Section 9.

8.5 Powerwave reserves the right during regular business hours and following reasonable advance notice to Seller and subject to Powerwave’s confidentiality obligations, to inspect Seller’s facilities or quality control procedures and perform reasonable source verifications and quality assurance audits, both prior to the first delivery of Products and periodically thereafter, in order to verify compliance with the Product Requirements Specification and Process Documentation. Any such inspections or audits shall not relieve Seller of its obligation to deliver conforming Product in accordance with specified delivery dates.

8.6 All Materials used to manufacture Products have been inspected (visual) using reasonable commercial practices and agreed to internal quality control standards.

9. Non-Conforming Products, RMA and Returns.

9.1 If a Product fails out of the box within thirty (30) days following delivery, Powerwave may return the defective Product for credit.

9.2 If Powerwave believes that any shipment of Product has failed the incoming inspection, fails out of the box or should be rejected because it is a Noncomplying Product (as defined below) or does not comply with the applicable warranties as outlined in Article 10, Powerwave will give Seller written notice, giving sufficient details of the failure or rejection. All returned Product shall include documentation describing the nature of the defect, how it was discovered and under what conditions it occurred. In the event of failing to meet incoming inspection, Seller shall be entitled to receive a reasonable number of samples of the Noncomplying Product. Powerwave requires an RMA from the Seller prior to returning any Product. An RMA will be provided by Seller to Powerwave within three (3)

Business Days of Powerwave’s request. The Seller’s issuance of an RMA will not be unreasonably withheld. Upon return of the Noncomplying Products, Seller will, at its election either repair, replace or credit Powerwave for the Noncomplying Products. The cost associated with any such repair, replacement, or credit will be the responsibility of the Seller. Powerwave and Seller shall work together to develop a blanket RMA process.

9.3 If any Product is defective or otherwise not in conformity with the Product Requirements Specification (“Noncomplying Product”), Powerwave may (i) return the Noncomplying Product to Seller at its place of manufacture of the Product or at a designated repair facility for the Product (Santa Ana, California USA) for replacement or reworking at Seller’s expense, or (ii) repair the Noncomplying Product and recover its reasonable expenses of repair provided that Seller authorizes the repair in writing. Seller shall, if Powerwave selects the alternative in clause (i) above, return replacement or reworked Product no later than ten (10) business days after receipt of the Non-Complying Product from Powerwave. If Seller fails to repair and deliver the Product to Powerwave within thirty (30) Calendar Days after receipt, Powerwave may reject the Product and Seller will issue a credit for the affected Product. The parties agree to review the status of Product repairs and repair cycles at their quarterly business reviews or more frequently as mutually agreed.

9.4 Seller will provide a quarterly summary report showing all repairs made during the period. The report will include model number, serial number, completion date of warranty service, description of failure condition, parts required to make repair. If Seller becomes aware of any quality issues, design or manufacturing defect, other issues, whether Seller or supplier related, which may impact Seller’s compliance with the Product Requirement Specification or Process Documentation then Seller will promptly notify Powerwave of the nature of such issues and provide the known technical details. Powerwave reserves the right to suspend Product shipments until resolution of the above issue.

10. Warranties.

10.1 Seller warrants that all Products are: (i) free from defects in workmanship; (ii) new, unused and in good working order; (iii) manufactured in accordance with and conforming to the Product Requirements Specification; and (iv) free of all liens and encumbrances. In addition, Seller warrants that any Products furnished by Seller have undergone or have been subject to quality control activities and procedures, including performance measurements, testing, quality process reviews or inspections as detailed in section 8 of this Agreement and Exhibit B to this Agreement.

10.2 With respect to Materials incorporated in the Products that are acquired from third parties, Seller will pass through the benefit to Powerwave of all manufacturer warranties, to the extent permitted. Seller, upon reasonable request by Powerwave, will provide copies of the manufacturer product warranty to Powerwave.

10.3 Seller warrants that all services will be performed in compliance with applicable specifications and with the skill, care and diligence and in accordance with the applicable standards currently recognized in Seller’s industry or profession.

10.4 All warranties specified in this Section 10 shall (i) survive any inspection, delivery, test, acceptance, use or payment by Powerwave; (ii) be in effect for the ** (**) month period following delivery to Powerwave. Powerwave shall promptly after discovering the defect notify the Seller. Any defective Product shall be returned prepaid to Seller’s designated repair location (Santa Ana, California USA) within the warranty period, except where the defect is discovered in the last month of the warranty, where Powerwave notifies the Seller in accordance with this Section and returns the defective Product no later than thirty (30) Calendar Days after the expiration of the warranty period. Any repaired Product shall be warranted for the remainder of the warranty period or ninety (90) Calendar Days, whichever is the greater.

10.5 The Seller agrees that it will, without charge, during the warranty period following delivery, repair, replace or credit, at the Seller’s option, any, Products which do not comply with the above warranties. Powerwave will pay for the return of Products to the Seller’s designated premises. Seller will pay for the redelivery to Powerwave’s premises as directed by Powerwave of all repaired or replaced Products.

10.6 If Powerwave experiences an annualized field failure rate of **% or more for any cause Powerwave will promptly inform Seller of the nature of such failure, provide the known technical details at the time and the parties agree to meet together to address the issue.

If, at any time prior to ** (**) years after the delivery date by Seller of Product, Powerwave experiences an annualized field failure rate (measured over a 6-month period) of three percent or more and if such failure(s) have resulted from Seller’s workmanship, material purchased from a supplier not part of the AML, or improper manufacture or assembly of the Product, such failures shall be considered an Epidemic Failure.

If the cause for such Epidemic Failure is Seller’s workmanship, improper manufacture or assembly of the Product or component purchased from a supplier not part of the AML, then Seller will work with Powerwave in a proactive and professional manner to remedy the situation with the goal to minimize the impact to Powerwave’s customers. The parties will work together on a recovery plan that addresses the repair and replacement of the affected Product within a reasonable time frame and allocates the cost to carry out the recovery plan based on degree of responsibility.

10.7 The above warranties do not apply to Products which have been misused, modified, damaged or subjected to any repair not authorized in writing by Seller in advance.

10.8 The Seller will use its reasonable commercial efforts to support Powerwave in resolving non-warrantable issues such as a defect in a component, or a malfunction in a component and resolving quality issues with third party component manufacturers. The parties shall cooperate in good faith to find the cause of such defects and take remedial measures. If there is a defect in a component Seller agrees to pay for the labor costs for reworking the Product with a new or repaired component, not to exceed $US** per occurence.

10.9 SECTIONS 9-10 SETS OUT SELLER’S SOLE OBLIGATION FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY PRODUCT OR SERVICE AND REPLACES ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE PROVIDED ALWAYS THAT SELLER DOES NOT EXCLUDE OR LIMIT ITS LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE NOR LIABILITY FOR BREACH OF ANY TERM IMPLIED BY STATUTE TO THE EXTENT THAT SUCH LIABILITIES CANNOT BY LAW BE LIMITED OR EXCLUDED.

11. Prices; Payment Terms; Invoicing.

11.1(a) The initial unit prices for the Products are specified on the Product Attachment and the prices include packing, labeling and part marking. The price for each Product will be quoted in US Dollars using an agreed upon pricing model whereby the materials cost information is agreed to and the assembly/test labor rates, SG&A, profit and overhead rates are per Exhibit A. Under the pricing model, the material cost and supplier selection information for all purchased materials will be shared with the intention of selecting the components and suppliers that provide the lowest total bill of material cost, subject to the supplier being on the AML. Payment may be refused by Powerwave for any additional work performed which is not within the Product price as shown in the Product Attachment, or cost incurred in excess of the Product unit price unless authorized in writing by an authorized Powerwave representative.

11.1(b) Prices will be subject to review by the parties on a quarterly basis (and at such other times as may be agreed) at the Quarterly Business Review to be arranged by the authorised representatives of the parties. Price adjustments may be implemented as the parties agree. Changes to Prices, and the manner and timing of their implementation, will be agreed by the parties on a fair and reasonable basis at such review meeting including how to address inventory variances resulting from price changes.

11.2 All invoices shall include the following information:

•	Blanket Purchase Order Number

•	Powerwave Part Number and description

•	Unit price and extended total

•	Date of shipment

11.3 Products shall be invoiced upon shipment or upon receipt of a pull signal from Powerwave in the case of a VMI program. Payment terms shall be forty-five (45) Calendar Days payable in US Dollars, from the date of invoice. Powerwave may deduct from Seller’s invoices any moneys owed Powerwave by Seller. Powerwave may withhold payment for amounts claimed under invoices that it in good faith believes are in excess actual amounts owing.

11.4 Powerwave may request a price decrease based on market conditions, manufacturing economies of scale, lower material costs, currency rate fluctuations, or any other reasonable factors at any time with firm price negotiations to be conducted every three (3) months at a mutually agreed upon time and location. Upon receiving such request Seller will consider the proposal and negotiate a mutually agreeable resolution in good faith. Seller and Powerwave will use their reasonable efforts to achieve a cost reduction target of **% per calendar quarter for each Product. Seller and Powerwave agree to implement an aggressive price reduction program that targets specific areas of the Product that shall include but is not limited to a pass-through of cost savings derived from manufacturing efficiency improvements, quality improvements, and material cost savings.

11.5 Unless Powerwave provides appropriate exemption certificates, Powerwave will be responsible for and will pay all taxes including value added taxes, duties or other governmental or regulatory charges in any country resulting from the performance of this Agreement, except for any income related taxes for which Seller is directly liable. Seller shall notify Powerwave of any such tax liabilities incurred on behalf of Powerwave or arising in connection with doing business with Powerwave as soon as practicable and will make all reasonable efforts to minimize the amount of any such tax liabilities.

11.6 If Seller offers a better price or pricing formula to any third party for similar Products, based on similar volumes, under substantially similar terms and conditions and in similar geographies then theSeller agrees to offer such price or pricing formula to Powerwave retroactively as of the date first offered to the third party. The Seller agrees to fulfill its obligations in this Article in good faith.

12. Changes.

12.1 Engineering Changes Proposed By Seller.

Seller may not discontinue the manufacture of any Product nor make any changes that affect the form, fit, function quality, reliability, or interchangeability of any Product without the prior written approval of an authorized representative of Powerwave’s supplier quality department. Seller shall notify Powerwave of any proposed change to any Product and shall supply a written description of the expected effect of the change, including the effect on price, and any cost savings permitted by the change. In addition, Seller shall provide Powerwave with sample builds reflecting the change as well as a product evaluation test for the sample builds that includes yield and test results for the sample builds. Powerwave shall approve or disapprove the proposed changes within ten (10) Business Days after receipt of Seller’s written request and the supporting information described above. Seller may not change or modify the Product without Powerwave’s prior written consent. Changes shall not be binding upon Powerwave except when specifically confirmed in writing signed by an authorized representative of Powerwave’s supplier quality department. Information, advise, approvals or inspections given by Powerwave’s technical personnel or other representatives shall be deemed expressions of personal opinions only and shall not affect Powerwave’s and Seller’s rights and obligations. Upon approval by an authorized representative of Powerwave’s supplier quality department such changes shall be documented and incorporated into the Product Requirements Specification and Process Documentation. In addition Seller may not change Seller’s manufacturing site or process without the prior written approval of Powerwave.

12.2 Engineering Changes Requested By Powerwave.

Powerwave reserves the right at any time, to change by a written notice (ECN), the Product Requirements Specification or Process Documentation. Powerwave also may make changes to the packaging and assembly and test procedures. Finally, Powerwave may make changes in the amount of any property or services furnished by Powerwave. When Seller receives an ECN it will provide a detailed response within five (5) Business Days of receipt. If any such change causes an increase or decrease in the price of Products under this Agreement or in the time required for Seller’s performance, Seller shall promptly notify Powerwave and assert its claim for adjustment within ten business (10) days after the change is ordered, and an equitable adjustment shall be made.

13. Weekly Releases, Rescheduling, Flexibility, Delivery Delays.

13.1 The principal delivery notification method to be used between Powerwave and Seller is described below. Powerwave will place a blanket purchase order for Products and the blanket purchase order typically covers a period of one year. The blanket purchase order covers the purchase of Products up to the maximum dollar amount or quantity specified in the blanket purchase order. Seller agrees that the quantities or dollar amounts listed on the blanket purchase order are the maximum quantities or dollar amounts of Products that can be purchased by Powerwave under the purchase order and are not commitments to buy any specific dollar amount or quantity of Products. Orders for Products can only be placed by submitting a weekly release as described below. Powerwave will communicate and update its requirements for Products on a weekly basis by providing Seller with a Vendor Delivery Schedule Report (VDS). The VDS contains two headings under each Product number. The heading “Released to Ship” shows the quantity of the Product to be released to Powerwave for delivery on a specific date. The heading “Forecast” shows Powerwave forecast needs for the supply of Product on a weekly basis for the first five weeks and then on a monthly basis for the next four months. The VDS is typically provided on the close of business on every Tuesday or the second business day of a standard work week and updated on a weekly basis.

The Seller may order Materials with lead-time of more than ** weeks and Material that is non-cancelable or non-returnable only with Powerwave’s prior written approval and such approval shall not be unreasonably withheld by Powerwave. On a monthly basis the Seller will provide Powerwave with a report of Materials with lead-times greater than (**) ** weeks and Material that is non-cancelable or non-returnable. Powerwave shall provide its written approval to the Seller within three (3) Business Days from receipt of the report.

Seller is authorized to ship only the quantity listed under the “Released to Ship” heading. The quantity under the heading “Forecast” is for Seller’s planning purposes only to assure manufacturing capacity and material planning and procurement and not to be released to build.

13.2 The first ** days on the VDS under the forecast heading represents a binding commitment as to the quantity of Products ordered by Powerwave and may not be rescheduled or cancelled (“Firm Commitment.”) [See Chart in section 14.1 under heading “Maximum quantity of a specific Product for which delivery may be delayed.”] Provided the “release to ship” or “forecast” columns on the VDS are not revised upward in excess of the flexibility parameters described below, the “release to ship” and “forecast” columns will roll forward such that at the end of a week two will be a new Firm Commitment of fifteen days.

13.3 The delivery of Product subject to an Order (excluding the Firm Commitment) may, at the discretion of Powerwave, be revised or delayed for up to ** (**) Calendar Days without penalty or cost from original scheduled delivery date based on the percentages in the chart below. Any commitment to delayed Products shall be considered met once Powerwave takes delivery of the delayed items. If Powerwave does not take delivery of the delayed Products within **(**) Calendar Days, the Products will have been cancelled and dealt with in accordance with Article 14.

13.4 Seller shall give Powerwave at least five days advance notice of any prospective failure to ship Product in time to meet the committed delivery date specified in any order or release. Such notice shall specify what Products are delayed and a proposed new Delivery Date. If Powerwave does not agree to the proposed new delivery date and if the delay is greater than thirty (30) Business Days, Powerwave shall then have the option of terminating the order without obligation for payment or for accepting the revised Delivery Date. Seller will use its commercially reasonable efforts to meet agreed delivery dates and will bear the cost of any reasonable premium freight charges, material expediting fees, and overtime labor necessarily incurred solely by Seller to mitigate the impact on Powerwave of actual or impending late deliveries that are caused by Seller. If a late delivery, which is caused by Seller leads to a negative impact on Powerwave revenues or results in the imposition of a customer fee or penalty, the parties will, in good faith, meet and discuss responsibility for the delay and mutually agree upon an appropriate financial accomodation.

13.5 Powerwave and Seller shall mutually agree on the lead times required in the initial production order and the ramp up time required to comply with the initial forecast for each Product. In addition, Seller and Powerwave shall review the supply chain for the Product to identify any long lead time items and issues with the production ramp for each Product. The parties shall meet and mutually agree to a BOM analysis to establish standard lead-times. This should be done as part of the quarterly review. Seller shall identify items considered long-lead time items in the course of doing business and based on market conditions. Seller shall review long-lead time item concerns for supply, inventory and cost contingency with Powerwave. Contingency arrangements, minimum purchase quantities, extended periods of purchase for supply, special safety stock and/or NCNR as hedging for allocation or price consideration on long-lead time items shall be discussed between Seller and Powerwave on a routine basis monthly. All components that have a lead time greater than **(**) weeks, Materials that are non cancelable and non-returnable, or that have minimum order quantities will be listed on Exhibit C to this Agreement. This Exhibit shall be updated periodically to reflect changes.

13.6 Seller commits to maintain its ability to deliver the Products according to the flexibility parameters detailed below. The flexibility requirements define the quantity of Products above the forecast level that Seller shall be ready to deliver. Seller shall maintain sufficient production capacity to handle a sustained increase of up **% per week in average weekly demand, provided Powerwave gives Seller one week prior written notice. For increases that exceed the above flexibility, Seller and Powerwave shall agree upon production and delivery schedules on a case by case basis.

14. Reschedule, Cancellation, Excess and Obsolete Materials

14.1 Powerwave may delay or reschedule deliveries in advance of agreed delivery dates as follows, subject to the availability of material purchased to support the forecast based on the VDS.

Powerwave’s Days notice to Seller (prior to original delivery date from factory)	Maximum quantity of a specific Product (expressed as a percentage of the quantity of that specific Product in an Order) for which delivery may be delayed	Maximum Upside in Delivery Schedule
0-15	**	**
16-30	**%	**%
31+60	**%	**%
60+	**%	**%

*Days = number of Business Days prior to scheduled release date.

14.2 Cancellation:

In the event of Powerwave’s cancellation of Orders or decrease of forecasts, Powerwave’s liability shall be as follows: (i) if an Order or part thereof is cancelled within ** (**) Business Days of the original scheduled delivery date specified in such Order, Powerwave is liable for 100% of the current price of all finished Product in Seller’s possession plus work in process and the material acquisition cost and/or value add on the date the Order(s) (or any part thereof) was cancelled; (ii) for all cancelled or delayed Orders 100% of the cost of all Material in Seller’s possession or on order including Obsolete and Excess Materials, which Seller is unable to mitigate in accordance with this Agreement; and (iii) any documented vendor cancellation charges incurred by Seller with respect to Material that is accepted for cancellation or return by the Material vendor. Seller shall provide itemized detail of all vendor cancellation charges and the reasons for such charges.

Notwithstanding the above, Powerwave’s maximum Material liability under clauses (ii) and (iii) shall be ** weeks of Material based on the forecast as shown on the VDS at the date of cancellation or forecast reduction, taking into account minimum order quantities for Material, plus NCNR and long lead time material (up to the agreed lead time, provided that it is consistent with the VDS) provided the NCNR, minimum order quantities and long lead time purchases have been previously approved by Powerwave as specified in Section 13.1.

If Powerwave cancels an order, reduces a forecast, or makes an engineering change, Seller shall use commercially reasonable mitigation measures and prudent material management techniques to minimize the impact of the cancellation, change or reduction in forecast on Powerwave, including canceling outstanding orders for Material, returning Material to the supplier, and using the Material for other customers. In the event of a cancellation, change or reduction in forecast by Powerwave, Seller shall provide supporting documentation for any charges it seeks to recover from Powerwave and Powerwave shall have the right to audit Seller’s books, records and premises in connection with such charges.

14.3 “Excess” inventory means the increment of Seller’s inventory of Material that cannot be consumed by Powerwave within six months as reflected on it most recent VDS. The inventory item in question is associated with an active program. “Obsolete” inventory means any increment that has no planned usage or forecast shown on Powerwave’s VDS.

The Seller will provide Powerwave with written notification on or about the fifteenth (15) Calendar Day of the first month of each quarter of a list of Excess or Obsolete Materials. The notice shall list items of Material considered excess and/or obsolete. Seller and Powerwave shall work in a cooperative manner to minimize any Excess or Obsolete Materials.

14.4 Seller may purchase Material from Powerwave, on an as-needed basis, prior to purchasing Material or inventory from other third party vendors. The purchase price of Material or inventory shall be at the cost reflected in the then current Product pricing or as otherwise agreed in writing. Powerwave will pass through the benefit of all Material supplier warranties to the Seller which it obtained in acquiring such Materials.

In an effort to avoid causing Materials acquired from Powerwave to become Excess or Obsolete, Seller will use all reasonable efforts to consume the Materials purchased from Powerwave first before consuming Materials purchased from third parties. Also, the Seller will use all reasonable efforts to consume the Excess and Obsolete Material that it is storing for Powerwave before ordering Materials from third parties.

15. New Product Introduction (NPI).

When Powerwave desires to launch a new Product and have it manufactured by Seller, the parties shall follow the new product introduction procedures outlined on Exhibit D. Such procedures relate to requests for quotations, defining deliverables, schedules, milestones, quantities, testing, status reports and costs as well as Powerwave’s engineering development process, IT requirements for communicating engineering change orders, drawings, bills of material and schematics.

16. Tooling and Consigned Equipment.

16.1 Seller, at its own expense, shall furnish, keep in good condition, calibrate, and replace when necessary all tools and test equipment (“Tools”) necessary for the production of the Products subject to this Agreement. If both parties agree Powerwave may be entitled to take possession of and title to the Tools that are dedicated, custom and special for the production of the Products upon payment to Seller of a mutually agreed upon price. Any Tools paid for directly by Powerwave or funded through another mechanism by Powerwave shall be returned to Powerwave. Upon reasonable notice, Powerwave may require the return or transfer of Tools or equipment that it owns, if any and Seller shall promptly comply with any such request.

16.2 Powerwave may consign certain test equipment, tools (“Consigned Equipment”) to Seller to enable Seller to manufacture Products. The Tools and Consigned Equipment may not be used to manufacture products for any party other than Powerwave and Seller agrees to not use any of the Tools and Consigned Equipment in the manufacture, testing, assembly or shipping of product for any third party. In addition, Seller shall not rent or loan any of the Tools and Consigned Equipment to a third party or do any other act that would infringe the ownership rights of Powerwave. Seller, at its own cost, shall be responsible for providing scheduled maintenance and calibration of the Tools and Consigned Equipment and the parties shall mutually agree upon who shall pay for major repairs to Consigned Equipment. Seller shall maintain proper and separate books and records for the Consigned Equipment. Seller shall exercise due care for the Consigned Equipment and they will be stored in a manner that affords ready inspection and identification. Powerwave, may upon reasonable notice and subject to security requirements, request an inspection of the Consigned Equipment. Seller shall bear the risk of loss of and damage to the Consigned Equipment while in its possession. Seller shall maintain proper and separate books and records for any Consigned Equipment.

17. IT Systems Support. Seller agrees to facilitate the communication and system logic links of specific IT functions and data bases with Powerwave systems including but not limited to quality and shop floor control systems, documentation and ECO control systems, advanced shipping notices and inventory and order management systems. Seller will conform to information technology best practices to ensure the security of intellectual property both residing at Seller and communicated externally to/from Powerwave. Seller and Powerwave will jointly develop web based systems to improve communications.

18. Strategic Suppliers and Approved Manufacturers.

18.1 Seller will purchase materials to manufacture Product for Powerwave per the Powerwave AML. Certain strategic Material and service providers will be identified by mutual agreement between the Seller and Powerwave. For these strategic suppliers, Powerwave will maintain account management responsibilities, such as contracts, pricing, quality and business performance feed back and management, as well as corrective and remedial action management. For these strategic suppliers, Seller shall perform tactical duties as directed by Powerwave, such as purchasing per the Powerwave/supplier contract, performing incoming inspections and tracking and supplying supplier quality and business performance data per Powerwave’s request. For non-strategic suppliers on the AML, Seller will be responsible for all aspects of supplier management. In the event any supplier places certain components on allocation, Seller shall promptly notify Powerwave and work diligently to assure proper allocations for production for Powerwave. Also, Seller shall promptly notify Powerwave in writing whenever a supplier announces “end-of-life” for a component. Powerwave and Seller will work in a cooperative effort to determine the most economic order quantity and when to make last time buys for components based on such factors as cost to manufacture, component availability and inventory carrying costs. Both parties agree to track and measure the overall performance of the combined Powerwave and Seller supply chains and discuss mutual performance and corrective or remedial actions at periodic business reviews. Key performance indicators and targets are to be agreed upon and shall include quality, flexibility, delivery and cost.

18.2 Seller may not acquire any material or components that cost more than the standard cost without Powerwave’s prior written consent.

19. Disaster Recovery Plan. Attached to this Agreement as Exhibit E is Seller’s disaster recovery plan or disaster recovery procedures (“Recovery Plan.”) The Recovery Plan defines the actions Seller shall take to resume production of the Products as soon as possible after damage or destruction of Seller’s factory or other facilities or machinery, personnel, software, documentation and/or supply management. Such events include without limitation, fire, flood, power shortage, earthquake or other events of force majuere. The Recovery Plan shall also include alternative processes for resuming production of the Products by opening an alternative facility or setting up the necessary equipment and assembly lines in an existing factory of Seller.

20. Force Majuere. Neither of the parties shall be in default for any failure or delay in performance hereunder when such failure or delay is the result of any event, which is beyond their control and without its fault or negligence. Such events (collectively referred to herein as “Excusable Delay”) may include, but are not restricted to Acts of God, or of the public enemy, acts of government in either its sovereign or contractual capacity, strikes, lockouts, transportation disruptions or freight embargoes, and riots, quarantine restrictions, mutinies, civil commotion, floods, fire, epidemics, power shortages or war. If any Excusable Delay affects Seller’s ability to perform, Seller shall give immediate notice to Powerwave. If the delay is greater than sixty (60) Calendar Days then Powerwave may elect to either: (1) terminate the affected Orders or any part thereof, or (2) suspend the affected Order(s) or any part for the duration of the Excusable Delay and cancel any delinquent Orders.

21. Industrial Property Rights.

21.1 No Products furnished under this Agreement or Consigned Tools, Consigned Equipment, or equipment or tools designed by Powerwave, plans, designs, or specifications for producing the same, shall be duplicated or furnished to others or used to produce products for others without the prior written consent of Powerwave. Seller shall take appropriate measures to protect Powerwave proprietary rights in the Products, component parts and designs, as well as Powerwave IP relating to the Products including the following: (1) restricting access to the portion of the Seller facility used for manufacturing Powerwave Products to only Seller’s employees on a need to know basis or need to perform basis or involved in the manufacture, assembly and testing of the Products or when specifically approved by Powerwave; and (2) treating all proprietary information of Powerwave with the same degree of care it uses to protect the confidentiality of its own information, which shall not be less than reasonable care. Seller shall not use or disclose any Powerwave intellectual property except in furtherance of the manufacturing the Product in accordance with the terms of this Agreement. Seller shall provide secure facilities and segregate Powerwave’s Products from Powerwave’s competitor’s products within the facility. Seller shall take the following measures to maintain the security of the dedicated area related to the Products: (i) maintain walls or partitions to segregate the physical area; and (ii) restrict access to the segregated area through card key access or other such security procedures that prevent unauthorized individuals from entering the work area and keep entry-exit logs. In addition, during the term of this Agreement and to the extent required to meet Powerwave’ s Orders and forecasts, Products shall be manufactured by a Dedicated Work Force. This “Dedicated Work Force” shall be limited to those engineers, test and debug technicians and assembly process engineers who have been trained in the test processes, test procedures and debug analysis of Powerwave products. No member of this Dedicated Work Force shall be permitted to perform test or de-bug services on any products for Powerwave’s competitors. However, this Dedicated Work Force can be re-deployed to work on products and services for non-competitors of Powerwave. Any manufacturing process technology, improvements developed by Seller exclusively for Powerwave’s Products and at the expense of Powerwave may not be used to manufacture products for a competitor of Powerwave at any Seller facility without the prior written consent of Powerwave.

21.2 All existing IP owned by or licensed to Powerwave will continue to be owned by Powerwave. Seller is licensed to use such of the Powerwave IP as may be necessary only for the limited purpose of performing its obligations under this Agreement. No ownership rights are granted to Seller and Seller’s permissible use of the Powerwave IP is as stated in this Agreement. All existing IP of Seller will continue to be owned by Seller and all IP arising in the course of Seller’s performance of this Agreement relating to Seller’s manufacturing know-how or manufacturing process will be owned by Seller other than IP developed based on Powerwave’s IP related to the Products which shall be owned by Powerwave. With respect to any IP licensed to Seller by third parties, Seller warrants that such license is in good standing and includes all necessary rights to permit Seller to perform its obligations under this Agreement. Nothing contained herein will be deemed to grant to Seller either directly or by implication, estoppel or otherwise, any license or other right under any patents, patent applications, or non-patent rights owned by or licensed to Powerwave or its affiliates, except as necessary only for the limited purpose of performing its obligations under this Agreement. Powerwave and Seller may not use any IP of the other party for any other purpose.

22. Publicity. Neither party shall, without first obtaining the prior written consent of the other party, in any manner advertise or publish the fact that either party has entered to this Agreement, or use any trademarks or trade names of the other party in advertising or promotional material. In the event that one party is required by law to make a disclosure or press release the review and approval of the other party of such press release shall not be unreasonably delayed or withheld.

23. Insurance. Prior to performing its obligations under this Agreement, Seller shall procure and maintain insurance for the types of coverage and limits of liability as follows: (a) Commercial general liability, including suppliers, contractual liability, business interruption insurance, personal injury, broad form property damage, products/completed operations with limits of at least $3,000,000 per occurrence and in the aggregate; (b) Workers compensation to the extent required by statute together with statutory disability benefits liability in all applicable jurisdictions; (c) such other comparable insurance or other types of insurance that are required or customary in the jurisdiction where Seller will perform manufacturing, repair, or testing services for Powerwave. Powerwave shall be named an additional insured under the general liability policy. The insuring company must be reputable. All coverages must be primary and noncontributory, and maintained without interruption during the term of this Agreement. Upon request, Seller shall provide Powerwave with certificates of insurance evidencing the above coverages. Seller shall insure the Tools and the Consigned Material and Consigned Equipment with full fire and extended coverage insurance as well as theft insurance in the amount of the replacement value thereof. Upon reasonable notice to Seller, and subject to Seller’s security and confidentiality requirements Powerwave’s insurance carriers may inspect the facilities where Powerwave’s Products are manufactured.

24. Confidential Information. Seller and Powerwave entered into a Mutual Non Disclosure Agreement dated as January 13, 2003 (“NDA”) and the relationship of Seller and Powerwave with respect to each other’s Confidential Information shall be governed by the NDA. The NDA shall remain in force for the term of this Agreement including any renewal or extension terms.

25. Indemnification.

25.1 Seller shall and hereby does defend, indemnify and hold harmless Powerwave, its Affiliates, officers, directors, employees (all referred to in this section 25 as “Powerwave”) from any and all damages, costs, fees, expenses or losses including reasonable attorneys fees, to the extent that such damages, costs, fees and expenses or losses result from an intellectual property infringement suit, claim or proceeding resulting from Seller’s manufacturing processes used for Powerwave provided, that Seller is given prompt notice of such suit, claim, proceedings and Powerwave provides Seller with reasonable assistance and cooperation in the defense of the claim, suit, proceedings and shall permit Seller to control the defense of the claim. Powerwave may employ counsel, at its own expense, to assist in the defense of the claim. Powerwave shall have no authority to settle any claim on behalf of Seller.

25.2 Seller shall and hereby does defend, indemnify and hold harmless Powerwave from any and all third party claims, damages, costs, fees, expenses, losses, including reasonable attorneys’ fees to the extent that such claims, damages, costs, fees, expenses, losses, result from (i) a claim that Seller’s manufacture of a Product was the cause of any property damage or personal injury or (ii) death, personal injury or property damage arising from the negligent acts or omissions of Seller or the willful misconduct of Seller, provided that Seller is given prompt notice of such claim and Powerwave provides Seller with reasonable assistance and cooperation in the defense of the claim and shall permit Seller to control the defense of the claim. Powerwave may employ counsel, at its own expense, to assist in the defense of the claim. Powerwave shall have no authority to settle any claim on behalf of Seller.

25.3 Powerwave shall and hereby does indemnify, defend and hold harmless Seller, its Affiliates, officers, directors, employees (all referred to in this section 25 as “Seller”) from and against all third party claims, costs, damages, fines, losses and expenses (including reasonable attorneys fees) to the extent that such claims, costs damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from Powerwave’s negligent acts or omissions or willful misconduct; or (ii) any intellectual property infringement claim arising from any written specifications supplied by Powerwave to Seller, provided that Seller gives Powerwave prompt notice in writing of the claim, provides reasonable assistance and co-operation to Powerwave in defense of the claim and permits Powerwave to control the defense of the claim. Seller may employ counsel, at its own expense, to assist in the defense of the claim. Seller shall have no authority to settle any claim on behalf of Powerwave.

26. Limitations of Liability.

26.1 Neither party excludes or limits its liability for death or personal injury resulting from its negligence nor liability for breach of any term implied by statute to the extent that such liabilities cannot by law be limited or excluded.

26.2 IN NO EVENT SHALL EITHER PARTY, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY, HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOST SAVINGS, OR LOSS Of USE ARISING OUT OF THIS AGREEMENT.

27. Governmental Compliance.

27.1 Seller shall (i) comply with all applicable federal, state, local, and foreign laws, rules and regulations applicable to its obligations under this Agreement, and (ii) furnish Powerwave with any information held by Seller which might enable Powerwave to comply with such laws, rules and regulations in its use of the Products. Seller warrants that the Products that have been manufactured and produced in the United States comply with the requirements of the Fair Labor Standards Act of 1938, as amended, and regulations and orders pursuant thereto issued by the U.S. Department of Labor.

27.2 Without limiting the generality of section 27.1 above, Seller warrants that (i) each chemical substance contained within the Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act, and (ii) all material safety data sheets required to be provided by Seller for Products shall be provided to Powerwave prior to shipment of the Products and shall be complete and accurate.

27.3 Seller also warrants that neither any of the Products nor any component of the Products: (i) contains any “class 1 substance” as that term is defined in 42 U.S.C. section 7671(3) as now in existence or hereafter amended.

27.4 Seller warrants to Powerwave that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable U.S. laws) to be provided to Powerwave under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. In addition, Seller further warrants to Powerwave that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component does not exceed 100 parts per million. Upon request, Seller shall provide Powerwave certificates of compliance from the suppliers of the packaging materials certifying compliance with the requirements in this section.

28. Miscellaneous.

28.1 The waiver of either party of a breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of the same or any other provision. The failure of either party to require performance by the other party of any provision of this Agreement shall not affect the right to require such performance in the future.

28.2 All notices required or permitted to be given by Powerwave or Seller to the other party under the terms of this Agreement shall be written in English and shall be effective on the day of service if served personally or by facsimile transmission with confirmation, or three business days after mailing if mailed by First Class mail, registered or certified, postage prepaid. All notices and correspondence concerning this Agreement shall be sent to the parties hereto at:

Powerwave	Seller

Powerwave Technologies, Inc.	Venture Corporation Limited
1801 E. St. Andrew Place Santa Ana, CA 92705	Attn: ___________

Attn: Chief Financial Officer	Fax: ___________

Fax: 714 466-5801

28.3 Unless otherwise instructed by Powerwave, all Products shall comply with federal, state, and local laws and regulations of the United States applicable to the manufacture, packing, and shipment of such Products and shall comply with any amendments thereto which may have come into effect prior to the time such Products are delivered.

28.4 This Agreement is for the benefit of the parties hereto and not for any other person except as specifically provided herein. The invalidity, in whole or in part, of any article or paragraph hereof shall not affect the validity of the remainder of such article or paragraph or of any agreement resulting therefrom. Any rights or obligations under this Agreement which by their nature continue after termination will remain in effect until they are completed.

28.5 The laws of the State of California govern this Agreement and all transactions hereunder exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regard to principles of conflicts of law. The parties submit to the non-exclusive jurisdiction of the courts of California. The parties hereto expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury. In the event of any litigation relating to or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

28.6 This Agreement, together with the Exhibits hereto and any other attachment, constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements with respect to the subject matter hereof are superseded. This Agreement may not be modified or amended except by an instrument in writing signed by a duly authorized representative of each of the parties. In the event of any inconsistency or conflict between this Agreement and any Order or other forms used pursuant to this Agreement, the terms and conditions of this Agreement shall prevail. Notwithstanding the foregoing, the parties may expressly supersede specific terms of this Agreement with regard to a specific Order by so stating on the face of such Order and by reference to this Agreement, provided that such Order is mutually signed by authorized representatives of both parties.

28.7 The relationship of Seller and Powerwave as established under this Agreement and any Orders will be and at all times remain one of independent contractors, and neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.

29.8 Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, and such consent shall not be unreasonably withheld. Notwithstanding the above, this Agreement may be assigned without the consent of the other party to any successor corporation or entity whether by purchase of all or substantially all of the assets or outstanding capital of a party or by merger or consolidation provided that (a) the transferee agrees in writing to be bound by and subject to all of the terms and provisions of this Agreement, and (b) provided that the transferee is not a competitor of the non-assigning party. Should any of the foregoing conditions not be met, the assignment shall be null and void, unless the other party’s prior written consent has been given.

29.9 Upon a party’s request, the other party shall provide the requesting party with an appropriate certification stating the country of origin for the Products manufactured, sufficient to satisfy the requirements of (i) the customs authorities of the country of receipt, and (ii) any applicable export licensing regulations, including those of the United States. Seller or Powerwave will not use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export laws and regulations (the “Export Laws”). Seller or Powerwave will not, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws: (a) software or technical data disclosed or provided to the other party; or (b) the direct product of such software or technical data. Seller or Powerwave agrees to promptly inform the other party in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or re-export any such items referenced in (a) or (b). The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

29.10 Seller shall mark every Product (or the Product’s container if there is no room on the Product itself) with the country of origin. Seller shall, in re-marking the Products, comply with the requirements of the customs authorities of the country of receipt.

29.11 In the event that either party makes or receives, directly or indirectly, any payments, loans, gifts, favors, or other special considerations or forms of compensation (1) to or from the other party, to its employees, other than payments set forth in this Agreement, the Order, or in other contractual agreements between Seller and Powerwave; or (2) to or from any third party for the purpose of influencing the performance by Powerwave or Seller of its duties hereunder, then this Agreement may be terminated at the option of the party after ten (10) days’ written notice to the other party.

29.12 Before filing any litigation relating to a claim or controversy, Seller and Powerwave will attempt to settle any claim or controversy between them through consultation and negotiation in good faith and with a spirit of mutual cooperation. After attempts to resolve a dispute by Seller and Powerwave have failed, before resorting to litigation, either party may, upon notice to the other, request that such controversy or claim be referred to the appropriate management personnel of each party for negotiation and resolution. If such a request is made, the applicable and appropriate management-level personnel of the parties shall meet in person or by telephone within seven (7) days after such request and shall review and attempt to negotiate a mutually acceptable resolution of the claim or controversy in dispute. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief to prevent irreparable harm or to preserve the status quo.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER: VENTURE CORPORATION LIMITED		POWERWAVE TECHNOLOGIES, INC.

By:		By:

Name	Date	Name	Date
Title		Title

Address:	Address:

1801 E. St. Andrew Place Santa Ana, California 92705

CONFIDENTIAL PORTIONS OMITTED

Exhibit A – Product Listing

Exhibit B – Quality Plan

1.	Product must meet all specifications per print/drawing.

2.	Seller shall develop an “Advance Quality Plan” and Manufacturing Process FMEA (Failure Modes Effects Analysis prior to the launch of all new product/programs for Powerwave.

3.	Product must meet Powerwave workmanship standard 090-05002 which includes IPC-610 Rev C class II requirements.

4.	First articles must be submitted per Powerwave document 092-02011.

5.	In the event that Powerwave issues a Supplier Corrective Action Request, Seller must follow all requirements as specified in Powerwave document 096-08009.

6.	Seller is required to maintain a quality system compliant with ISO 9000 requirements which includes traceability down to component level.

7.	Powerwave reserves the right to assess Seller’s quality system on an as desired basis pending adequate notification per Powerwave’s Supplier Quality Audit survey 092-03005.

8.	Powerwave reserves the right to reject and return any lot of material that does not meet Powerwave’s Receiving Inspection Procedure 092-02001.

9.	On-going quality levels must be sustained to consistently meet performance levels as specified in Powerwave’s Supplier Performance Appraisal document 090-09009.

10.	With each lot received by Powerwave, Seller must submit a Certificate of Compliance including ICT, functional, integration test yields and process capability data as evidence that the lot is compliant to specification.

11.	Non-conforming material will be returned to Seller based on the requirements as specified in section 9 of Powerwave’s MRB procedure 092-02010.

12.	Any change that affects form, fit, function, or process location must have written approval from Powerwave prior to implementation

13.	Any alternate source for material specified on any of the Powerwave Bill of Materials that is not on Powerwave’s Approved Supplier List must have appropriate qualification and approval from Powerwave Quality Assurance and Materials groups.

Exhibit C – Long Lead Time and NCNR Materials

Exhibit D – NPI Procedures

Exhibit E – Disaster Recovery Plan